Exhibit 5.4

Dykema Gossett PLLC 4000 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402 WWW.DYKEMA.COM Tel: (612) 486-1900

May 31, 2013

Nationstar Mortgage LLC

Nationstar Capital Corporation

c/o Nationstar Mortgage LLC

350 Highland Drive

Lewisville, Texas 75067

Re: Nationstar Industrial Loan Corporation

Ladies and Gentlemen:

We have acted as special counsel to Nationstar Industrial Loan Corporation, a Minnesota corporation (“NILC”), in connection with the offering of up to $300,000,000 aggregate principal amount of the new 6.500% Senior Notes due 2022 (the “Notes”) issued by Nationstar Mortgage LLC, a Delaware limited liability company, and Nationstar Capital Corporation, a Delaware corporation (together, the “Issuers”) pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the prospectus dated May 28, 2013, as supplemented by the prospectus supplement dated May 29, 2013 (together, the “Prospectus”). The Notes are fully and unconditionally guaranteed by each of the guarantors listed in the Registration Statement (the “Guarantors”), including NILC. The Notes were issued under an indenture dated as of May 31, 2013 (the “Indenture”).

In order to render our opinions, as set forth below, we have reviewed the following:

(a)	a certified copy of the Articles of Incorporation of NILC;

(b)	a copy of NILC’s By-Laws, as amended;

(c)	a certificate from the Secretary of State of the State of Minnesota, dated May [—], 2013, as to the valid existence of NILC in the State of Minnesota (the “Minnesota Certificate”); and

(d)	an officer’s certificate of NILC certifying as to its Articles of Incorporation, its Bylaws, the resolutions of NILC’s Board of Directors approving, inter alia, the Registration Statement and the Guarantees, and certain other factual matters.

As to all factual matters material to the opinions set forth herein, we have (with your permission and without any investigation or independent confirmation) relied upon, and assumed the accuracy of, the foregoing certificates, corporate records and other documents, assuming continuity and consistency with respect to organizational records we have not reviewed. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any factual matters.

Nationstar Mortgage LLC

May 31, 2013

In rendering the opinions expressed below, we have assumed, with your permission and without independent verification, that:

(a) the natural persons who are signing or party to any document in connection with which this opinion is rendered have the requisite legal capacity and their signatures on such documents are genuine;

(b) all documents submitted to us as originals or duplicate originals are authentic, and all documents submitted to us as copies, whether certified or not, conform to authentic original documents;

(c) the execution and delivery of the Indenture, and the performance of the obligations thereunder of the parties thereto, does not and will not contravene, violate or constitute a default under (i) the formation and organizational documents of any such party, (ii) any lease, indenture, instrument or other agreement to which any party to any such document or its property is subject, (iii) any Federal, state or other law, rule or regulation to which any party to any such document is subject, (iv) any judicial or administrative judgment, order or decree of any governmental authority or (v) the law of any jurisdiction where such obligations are to be incurred or performed;

(d) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with the Indenture or the Notes; and

(e) the conduct of each of the parties to the Indenture and the Notes has complied with any requirements of good faith, fair dealing and conscionability.

The opinions set forth below are limited to the form of Indenture you have provided to us and we express no opinion, whether by implication or otherwise, as to any other document or agreement, including any other document or agreement referred to or incorporated therein by reference. We express no opinion herein with respect to the enforceability of the Indenture, or any provision of the Notes.

We express no opinion as to, or the effect or applicability of, any law other than the laws of the State of Minnesota.

Based upon the foregoing and subject to the qualifications stated herein, we are of the opinion that, as of the date hereof:

1. Based solely on the Minnesota Certificate, NILC is a validly existing corporation under the laws of the State of Minnesota.

2. The execution and delivery of the Indenture have been duly authorized by all necessary corporate action of NILC.

Our opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date hereof. By rendering our opinions, we do not undertake to advise you of any changes in such laws or facts which may occur after the date hereof.

This letter is furnished to you in connection with the Prospectus and is not to be relied upon by any other person or entity or for any other purpose without our prior written consent. However, we hereby consent to the filing of this opinion as Exhibit 5.4 to Nationstar Mortgage LLC’s

Nationstar Mortgage LLC

May 31, 2013

Current Report on Form 8-K dated May 31, 2013, and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are experts with respect to any part of the Prospectus, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Dykema Gossett PLLC
Dykema Gossett PLLC jdro